Exhibit 99.1

Contact:

Joseph Hassett
Senior Vice President, Investor Relations
Gregory FCA Communications
(610) 228-2110
joeh@gregoryfca.com

a21, Inc. Completes Auction of Its Business; Bankruptcy Court Confirms Plan of Liquidation

Jacksonville, FL – January 16, 2009 – a21, Inc. (ATWOE.OB) today announced that the US assets of its subsidiaries, SuperStock, Inc. and ArtSelect, Inc., and the stock of its UK subsidiary, SuperStock, Limited, were sold at auction at the United States Bankruptcy Court for the Middle District of Florida, Jacksonville Division , which was previously announced as part of its plan of bankruptcy.  The following was determined at the auction:

•
RGB Venture Partners, a joint venture comprised of Rubberball Productions LLC, Glow Images LLC, and Blend Images LLC, was the winning bidder for the U.S. assets of SuperStock, Inc.  RGB Venture Partners will pay $2,825,000 for the U.S. assets of SuperStock, Inc.

•	Ingram Image Limited, a company incorporated in England and Wales, was the winning bidder for the shares of SuperStock, Ltd. Ingram Image Limited will pay $50,000 for the shares of SuperStock, Ltd.

•	Art.com, Inc., a Delaware corporation, was the winning bidder for the assets of ArtSelect, Inc. Art.com, Inc. will pay $1,625,000 for the assets of ArtSelect, Inc.

The Court also confirmed the Combined Plan of Liquidation.  No distributions will be available for shareholders.  Unsecured creditors will receive $125,000.  The remaining proceeds will be shared by the various secured creditors as described in the Combined Plan of Liquidation.

More information about the bankruptcy filing and various orders approved by the Court can be found on the Company’s website at www.a21group.com.

About a21
a21 (www.a21group.com) is a leading online digital content company. Through SuperStock (www.superstock.com; www.mediamagnet.com; www.superstock.co.uk; and www.purestockx.com), and ArtSelect (www.artselect.com; www.postersetc.com), a21 delivers high quality images, art framing, and exceptional customer service. a21 and its companies, with offices in Florida, Iowa, and London, provide valuable and viable choices to key business partners and customers in the stock image, art and wall decor industries.

The statements contained in this press release contain certain forward-looking statements, including statements regarding a21, Inc.’s expectations, intentions, strategies, and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc.’s management as of the date hereof and actual results may vary based upon future events, both within and without the control of a21, Inc.’s management.